Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Cara O’Brien/Melissa Myron
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CHRISTOPHER & BANKS CORPORATION REPORTS

FULL YEAR AND FOURTH QUARTER RESULTS

~ Full Year Diluted EPS Increases to $1.02 ~

Minneapolis, MN, April 7, 2004 – Christopher & Banks Corporation (NYSE: CBK) today reported results for the fiscal year and fourth quarter ended February 28, 2004.

For the fiscal year, net sales increased 15% to $390.7 million from $338.8 million last year, while same-store sales declined 2%.  Net income increased to $39.3 million, or $1.02 per diluted share, compared to net income of $38.5 million, or $0.97 per diluted share, for the year ended March 1, 2003.

Net sales in the fourth quarter increased 5% to $100.4 million compared to $95.4 million in the prior year period, while same-store sales declined 9%.  Net income for the fourth quarter was $8.3 million, or $0.22 per diluted share, compared to $10.5 million, or $0.27 per diluted share, in the year ago period.

As of February 28, 2004, the Company operated 534 stores compared to 438 stores on March 1, 2003.

Bill Prange, Chairman and Chief Executive Officer, commented, “Our fourth quarter earnings per diluted share of $0.22 was within the range of our previously announced expectations and we achieved record earnings per diluted share for the full year of $1.02.

 “While the second half of the year was challenging, particularly in the sweater category, we were able to generate a 16.2% operating margin for the full year.  At the same time, we expanded our store base over 20% by opening a total of 97 new stores in fiscal 2004, including 68 Christopher & Banks stores and 29 C.J. Banks stores.  In addition, we remain comfortable with our plans to open approximately 100 new stores in fiscal 2005.

Mr. Prange concluded, “Our business continues to generate significant cash flow.  This enabled us to fund approximately $22 million of capital expenditures, initiate a regular quarterly cash dividend of $0.04 per share and repurchase approximately $9 million of our common stock during the year.  All of this was accomplished while growing our balance of cash and short term investments from $64.1 million to $88.8 million.”

The Company repurchased 294,000 shares of its common stock under the stock repurchase program authorized by the Company’s Board of Directors in February 2004.  The total cost, including commissions, for shares repurchased was $4.9 million, leaving $20.1 million available under the current authorization.

The Company will discuss its fourth quarter results in a conference call scheduled for today, April 7, 2004, at 5 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 547 stores in 42 states.  For more information on Christopher & Banks Corporation, visit the Company’s website at www.christopherandbanks.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(Financial Tables To Follow)

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE INCOME STATEMENT

FOR THE FOURTH QUARTER AND YEAR ENDED FEBRUARY 28, 2004

AND MARCH 1, 2003

(in thousands, except per share data)

	Quarter Ended		Year Ended
	February 28, 2004	March 1, 2003	February 28, 2004	March 1, 2003
	(Unaudited)

Net sales	$100,355	$95,392	$390,723	$338,756
Merchandise, buying and occupancy	62,845	55,268	226,620	191,129
Gross profit	37,510	40,124	164,103	147,627
Selling, general and administrative	21,196	20,921	89,316	76,672
Depreciation and amortization	3,137	2,570	11,629	9,387
Operating income	13,177	16,633	63,158	61,568
Interest income	325	276	873	895
Income before income taxes	13,502	16,909	64,031	62,463
Income tax provision	5,187	6,450	24,691	23,988

Net income	$8,315	$10,459	$39,340	$38,475

Basic earnings per share:
Net income	$0.22	$0.27	$1.05	$1.00

Basic shares outstanding	37,782	38,433	37,549	38,396

Diluted earnings per share:
Net income	$0.22	$0.27	$1.02	$0.97

Diluted shares outstanding	38,418	39,263	38,403	39,736

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE BALANCE SHEET

(in thousands)

	February 28, 2004	March 1, 2003

ASSETS
Current assets:

Cash and cash equivalents	$34,955	$8,279
Short-term investments	53,844	55,812
Merchandise inventory	31,300	24,134
Other current assets	6,243	8,665
Total current assets	126,342	96,890

Property, equipment and improvements, net	80,122	69,164

Other assets	83	303

Total assets	$206,547	$166,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,823	$4,717
Accrued liabilities	13,479	13,532
Total current liabilities	20,302	18,249

Other liabilities	8,443	4,808

Stockholders’ equity:
Common stock	422	416
Additional paid-in capital	59,308	52,233
Retained earnings	143,265	106,945
Treasury stock	(25,193)	(16,294)
Total stockholders’ equity	177,802	143,300

Total liabilities and stockholders’ equity	$206,547	$166,357

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